Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES DELAY IN FORM 10-Q FILING, PROVIDES PRELIMINARY THIRD
QUARTER FISCAL 2008 RESULTS
          Southampton, PA, January 14, 2008 – Environmental Tectonics Corporation (AMEX: ETC) (“ETC” or the “Company”) previously filed, on January 7, 2008, a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, stating that the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 23, 2007, would not be filed on its due date, January 7, 2008.
          On November 14, 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company, in consultation with management, determined that the Company will need to restate (the “Restatement”) its previously issued consolidated financial statements for prior periods, including the periods ended November 24, 2006 and February 23, 2007, due to errors in accounting with respect to accounts receivable related to the carrying value of a claims receivable booked in connection with a contract with the Department of the Navy for a submarine decompression chamber project. The Company is in the process of determining if these errors in accounting affected additional periods prior to the fiscal quarter ended November 24, 2006, including for the fiscal years ended February 28, 2003, February 27, 2004, February 25, 2005 and February 24, 2006.
          On November 28, 2007, Grant Thornton LLP (“Grant”), the independent registered public accounting firm for the Company, resigned. In connection with its resignation, Grant advised the Audit Committee that the reason for its resignation was that information had come to Grant’s attention that led it to no longer be able to rely on management’s representations and made it unwilling to be associated with the financial statements prepared by management. As previously disclosed, in July 2007, the Audit Committee commenced an internal investigation after the Department of the Navy filed counterclaims related to the Company’s claim in connection with the contract for its submarine rescue decompression project. As previously disclosed, in November 2007, the Audit Committee and its counsel informed Grant of the results of that investigation.
          The Company’s Board of Directors has commenced a search for a new independent registered public accounting firm.
          The Company intends to file its Quarterly Report on Form 10-Q for the period ended May 25, 2007 (the “First Quarter Quarterly Report”), its Quarterly Report on Form 10-Q for the period ended August 24, 2007 (the “Second Quarter Quarterly Report”), and the Quarterly Report on Form 10-Q for the period ended November 23, 2007 (the “Third Quarter Quarterly

Report”) along with any other reports required to be filed with the Securities and Exchange Commission in connection with the Restatement as soon as practicable following the engagement of a new independent registered public accounting firm and completion of the financial statements required to be set forth in the First Quarter Quarterly Report, the Second Quarter Quarterly Report, the Third Quarter Quarterly Report and any other reports required to be filed with the Securities and Exchange Commission in connection with the Restatement.
          Following are ETC’s financial results for the third quarter of fiscal 2008. These results are preliminary and have not been reviewed by independent registered public accounting firm.
     The Company had a net loss of $2,098,000 or $0.26 per share (basic and diluted), during the third quarter of fiscal 2008 compared to a net loss of $1,866,000, or $0.22 per share (basic and diluted), for the third quarter of fiscal 2007, representing an increase in net loss of $232,000 or 12.4%. This increase in net loss was due primarily to an increase in selling, general and administrative expense and interest and other expenses partially offset by higher sales and resulting gross profit.
     Sales for the third quarter of fiscal 2008 were $6,701,000 as compared to $4,718,000 for the third quarter of fiscal 2007, an increase of $1,983,000 or 42.0%. This favorable performance reflected an increase in ETC Southampton sales partially offset by reduced sales in the Company’s Polish subsidiary, ETC-PZL. ETC Southampton benefited from significant increases in domestic environmental, hyperbaric and parts and service sales. ETC-PZL sales in the prior period included work under a contract for simulators for the Polish government. This contract was basically completed in fiscal 2007.
          Geographically, domestic sales in the third quarter of fiscal 2008 were $4,575,000 as compared to $1,054,000 in the third quarter of fiscal 2007, an increase of $3,521,000 or 334.1%, reflecting the aforementioned increase in domestic environmental, hyperbaric and parts and service sales. Domestic sales represented 68.3% of the Company’s total sales in the third quarter of fiscal 2008, up from 22.3% for the third quarter of fiscal 2007. U.S. Government sales in the third quarter of fiscal 2008 were $443,000 as compared to $27,000 in the third quarter of fiscal 2007 and represented 6.6% of total sales in the third quarter of fiscal 2008 versus 0.1% for the third quarter of fiscal 2007. International sales for the third quarter of fiscal 2008, including those in our foreign subsidiaries, were $1,683,000 as compared to $3,637,000 in the third quarter of fiscal 2007, a decrease of $1,954,000 or 53.7%, primarily reflecting reduced sterilizer sales and the aforementioned decrease in ETC-PZL sales. International sales in the third quarter of fiscal 2008 represented 25.1% of total sales as compared to 77.6% in the third quarter of fiscal 2007.
          Gross profit for the third quarter of fiscal 2008 was $1,222,000 as compared to $1,030,000 in the third quarter of fiscal 2007, an increase of $192,000 or 18.6%. This increase reflected the additional sales volume partially offset by a reduction in the gross profit rate as a percentage of sales, which reduced to 18.2% in the third quarter of fiscal 2008 versus 21.8% for the third quarter of fiscal 2007. The reduction in gross profit rate resulted from a decrease in ETC-PZL performance which was partially offset by an 8.7 percentage point increase in ETC Southampton gross profit. Most product lines in ETC Southampton showed favorable increases.
          Selling and administrative expenses for the third quarter of fiscal 2008 were $2,785,000 as compared to $2,568,000 in the third quarter of fiscal 2007, an increase of $217,000 or 8.5%. This increase was primarily the result of higher legal expenses resulting from the Company’s litigation with the Department of the Navy related to the submarine rescue decompression project.
          Interest and other expenses in the third quarter of fiscal 2008 were up a combined $219,000 versus the third quarter of fiscal 2007 reflecting higher interest expenses on higher borrowings and higher government fees related to a contract with the Turkish Government.

	Selected Financial Data
	(unaudited)
	Thirteen weeks ended		Variance
	November	November
	23, 2007	24, 2006	$	%
	(amounts in thousands except share and per share information)
	( ) = Unfavorable
Sales:
Domestic	$4,575	$1,054	$3,521	334.1%
US Government	443	27	416	1,540.7%
International	1,683	3,637	(1,954)	(53.7)%

Total Sales	6,701	4,718	1,983	42.0%

Gross Profit	1,222	1,030	192	18.6%
Selling, general and administrative	2,785	2,568	(217)	(8.5)%
Claim settlement costs	—	—	—	na
Research and development	64	43	(21)	(48.8)%

Operating loss	(1,627)	(1,581)	(46)	(2.9)%
Interest expense, net	406	291	(115)	(39.5)%
Other expense, net	61	(43)	(104)	241.9%
Income taxes	0	4	4	100.0%
Minority interest	4	33	29	87.9%

Net loss	($2,098)	($1,866)	($232)	(12.4)%
Net loss per common share	($0.26)	($0.22)	($0.04)	(18.2)%

	Summary Table of Results
	Thirty-nine weeks ended		Variance
	November	November
	23, 2007	24, 2006	$	%
	(amounts in thousands except share and per share information)
	( ) = Unfavorable
Sales:
Domestic	$9,416	$4,270	$5,146	120.5%
US Government	1,090	445	645	144.9%
International	4,789	8,907	(4,118)	(46.2)%

Total Sales	15,295	13,622	1,673	12.3%

Gross Profit	2,660	2,538	122	4.8%
Selling, general and administrative	8,219	7,204	(1,015)	(14.1)%
Claim settlement costs	6,643	—	(6,643)	na
Research and development	355	529	174	32.9%

Operating loss	(12,557)	(5,195)	(7,362)	(141.7)%
Interest expense, net	1,146	857	(289)	(33.7)%
Other expense, net	102	(36)	(138)	(383.3)%
Income taxes	0	13	13	100.0%
Minority interest	(8)	16	24	150.0%

Net loss	($13,797)	($6,045)	($7,752)	(128.2)%
Net loss per common share	($1.57)	($0.69)	($0.88)	(127.5)%

          William F. Mitchell, ETC’s President and Chairman, stated, “Although the results continue to be disappointing, sales performance fiscal 2008 year-to-date is up 12% from the prior year and new contract bookings in the third quarter of fiscal 2008 exceeded $27 million. Our backlog at the end of the third fiscal quarter exceeded $41 million. We expect to see a good portion of these contracts begin producing revenue starting in fiscal 2009.
          Despite the ongoing legal and regulatory issues, ETC’s key executives continue to remain focused on building a profitable business for you, our valued shareholders.”
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
Contact: Duane D. Deaner, CFO     Tel: 215-355-9100 (ext. 1203)      Fax: 215-357-4000
ETC – Internet Home Page:      http://www.etcusa.com